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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Flowserve Corporation of our report dated February 9, 1999, included in the 1998 Annual Report to Shareholders of Flowserve Corporation.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-28497) pertaining to the 1989 Stock Option Plan, (Form S-8 No. 33-28497) pertaining to the Duriron Company, Inc. Savings and Thrift Plan, (Form S-8 No. 33-72372) pertaining to the Valtek Incorporated Retirement Plan and Trust, (Form S-8 No. 333-50667) pertaining to the BW/IP, Inc. 1996 Long-Term Incentive Plan, the BW/IP, Inc. 1996 Directors' Stock and Deferred Compensation Plan, the BW/IP International, Inc. 1992 Long-Term Incentive Plan, the BW/IP Holding, Inc. Non-Employee Directors' Stock Option Plan, and the BW/IP International, Inc. Capital Accumulation Plan, and (Form S-8 No. 333-57773) pertaining to The Duriron Company, Inc. Pump and Foundry Divisions Hourly Employees Savings and Thrift Plan of our reports dated February 9, 1999, with respect to the consolidated financial statements and schedule of Flowserve Corporation included or incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1998.


/s/Ernst & Young LLP

Dallas, Texas
March 12, 1999